Company Contacts:	Investor Relations Contacts:
IMPAX Laboratories, Inc.	Lippert/Heilshorn & Associates, Inc.
Barry R. Edwards, CEO	Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 933-0323 Ext. 4360	(212) 838-3777
Larry Hsu, Ph.D. President	Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111	(310) 691-7100
Cornel C. Spiegler, CFO	www.lhai.com
(215) 289-2220 Ext. 1706
www.impaxlabs.com

IMPAX COMMENTS ON LOWER COURT RULING RELATED TO GENERIC RILUTEK

HAYWARD, Calif. (September 1, 2004) – IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today announced that the District Court of Wilmington, Delaware has ruled that Aventis Pharmaceutical’s patent 5,527,814 related to the use of Rilutek® for the treatment of amyotrophic lateral sclerosis (ALS), also known as Lou Gehrig’s disease, is valid, enforceable and infringed by IMPAX’s proposed generic product. IMPAX had filed a declaratory judgment action seeking a judicial declaration of invalidity, unenforceability and non-infringement regarding this patent. According to NDCHealth, U.S. sales of Rilutek were $35 million in the 12 months ended June 30, 2004.

“We are disappointed in the lower court’s ruling and are considering our options,” stated Barry R. Edwards, CEO of IMPAX Laboratories. “Although we received final U.S. Food and Drug Administration approval for our Abbreviated New Drug Application for our generic version of Rilutek (Riluzole 50mg) tablets in January 2003, the court in December 2002 had granted a preliminary injunction motion brought by Aventis to forestall IMPAX’s entry into this market. Therefore, we have not marketed the product,” Mr. Edwards continued.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax’s ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax’s ability to successfully develop and commercialize pharmaceutical products, Impax’s reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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